Exhibit 99.1

        MEDIMMUNE PROVIDES UPDATE ON FLUMIST™ LAUNCH AND REVISES GUIDANCE FOR 2003 FOURTH QUARTER AND FULL YEAR

GAITHERSBURG, MD, November 17, 2003 – MedImmune, Inc. (Nasdaq: MEDI) announced today that due to lower than expected product demand for FluMist (Influenza Virus Vaccine Live, Intranasal) in the product’s inaugural season, the company has reduced its 2003 fourth quarter and full-year revenue and earnings expectations. Other than FluMist, the components of MedImmune’s business remain strong and on track.

“I am disappointed to say that at this point, roughly half-way through the approximately twelve-week peak immunization season for FluMist, we have not seen the anticipated ramp up in demand,” said David M. Mott, MedImmune’s chief executive officer. “We are working with our partners at Wyeth to evaluate the reasons for the shortcomings and to develop our plan for the future.

“We remain confident that FluMist is a great product and an important medical advance in the prevention of influenza disease,” continued Mott. “As we go forward, we will seek to build upon the successes we have achieved with FluMist this season, which include having gained FDA approval of the product in June and meeting our 2003 manufacturing objectives of shipping 4.1 million doses to Wyeth ahead of schedule.”

Revised Guidance for 2003

MedImmune is reducing its revenue and earnings guidance for the 2003 fourth quarter and full year as outlined below. Driving these changes is a reduction in expected FluMist revenues for the full year of 2003 to $55 million to $85 million from the previously stated guidance of $120 million to $140 million. As a result, total revenues for 2003 have been reduced to a range of $1.04 billion to $1.1 billion from the previously stated guidance of $1.1 billion to $1.15 billion. Adjusted earnings per diluted share for 2003 are now expected to range from $0.72 to $0.80 versus prior guidance of $0.88 to $0.93. GAAP earnings per diluted share for 2003 are now expected to be $0.68 to $0.76 versus prior guidance of $0.84 to $0.89.

Through the third quarter 2003, MedImmune recorded $38 million in FluMist revenues, largely comprised of milestones and manufacturing supply goal payments, as well as contractual reimbursements for clinical and marketing expenditures. In the fourth quarter, the Company expects to record approximately $10 million in manufacturing supply goal payments and contractual reimbursements. In addition, the Company has estimated that manufacturing transfer payments and royalties will range from $7 million to $37 million in the fourth quarter. MedImmune’s total FluMist revenues are highly sensitive to small changes in the number of doses sold by Wyeth and in the percentage of product that is ultimately returned by customers. Fluctuations in these and other variables could cause actual FluMist revenues and our diluted earnings per share for the fourth quarter and the full year to fall outside the revised ranges.

Looking Ahead in 2003

As a result of the issues described above, MedImmune is providing revised guidance computed in accordance with generally accepted accounting principles (GAAP) and computed on an as adjusted basis, as well as a reconciliation between the two, as a convenience to its investors. The adjusted guidance excludes certain amounts associated with the acquisition in 2002 of MedImmune Vaccines. To reconcile MedImmune’s adjusted guidance to its GAAP guidance for 2003, the following acquisition-related expenses should be excluded from the GAAP guidance: approximately $6 million in cost of sales; approximately $3 million in research and development; approximately $8 million in selling, general and administrative expense; and approximately $3 million in other operating expenses. In addition, approximately $3 million of net interest income should be excluded from the GAAP guidance to reconcile to the adjusted guidance. The guidance and objectives provided below are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Revised 2003 Full Year Guidance

Revenue Guidance for 2003

o Total revenues: $1.04 billion to $1.1 billion (23% to 29% growth over 2002)
     - Product sales: 21% to 29% over 2002
     - *Synagis® (palivizumab) revenues: 23% to 27% over 2002
     - *Ethyol®(amifostine) revenues: 20% to 25% over 2002
     - Total FluMist revenues (product sales and other revenues): $55 million to $85 million

GAAP Guidance for 2003

o Earnings per diluted share: $0.68 to $0.76 (compared to a 2002 loss of $4.40 per share)
o *Gross margins: approximately 71%
o *R&D: $157 million to $162 million
o SG&A: 35% to 36% of product sales
o *Other operating expenses: $25 million to $27 million
o *Tax rate: approximately 37%

Adjusted Guidance for 2003

o Earnings per diluted share: $0.72 to $0.80 (71% to 90% growth over 2002)
o *Gross margins: approximately 71%
o *R&D: $155 million to $160 million
o SG&A: 34% to 35% of product sales
o *Other operating expenses: $22 million to $24 million
o *Tax rate: approximately 37%

*Denotes items that have not changed since MedImmune’s previous guidance on October 23, 2003.

Revised Guidance for the Quarter Ending December 31, 2003

The changes in FluMist expectations have reduced the company’s fourth quarter revenue expectations to $385 million to $445 million versus the previous fourth-quarter revenue guidance of $450 million to $500 million. Adjusted earnings per diluted share for the 2003 fourth quarter are now expected to range from $0.28 to $0.36 per share versus the previous guidance of $0.44 to $0.49. GAAP earnings per diluted share for the fourth quarter are now expected to be $0.26 to $0.34 versus prior guidance of $0.42 to $0.47. The difference between the GAAP and adjusted guidance is approximately $7 million of net pretax expenses associated with the acquisition of MedImmune Vaccines.

Conference Call & Webcast

MedImmune is holding a live webcast of a discussion by MedImmune management on Tuesday, November 18, 2003 at 8:00 a.m. Eastern Time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until November 25, 2003. An audio replay of the webcast will be available, beginning at 11:00 a.m. Eastern Time on November 18, 2003 and ending at midnight November 25, 2003 by calling (888) 286-8010. The passcode for the audio replay is 36379947.

About MedImmune, Inc.

MedImmune, Inc., is a leading biotechnology company focused on researching, developing, and commercializing products to prevent or treat infectious disease, autoimmune disease, and cancer. MedImmune actively markets four products, Synagis® (palivizumab), FluMist™ (Influenza Virus Vaccine Live, Intranasal), Ethyol® (amifostine), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs about 1,700 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom, and the Netherlands. FluMist is manufactured by MedImmune Vaccines, Inc., and co-promoted with a division of Wyeth (NYSE: WYE). For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of November 17, 2003 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; whether FluMist demand will achieve current launch year expectations; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease and influenza occur primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. This press release contains certain financial measures that are adjusted to exclude amounts required by GAAP, and includes the most directly comparable GAAP measure for each adjusted measure, as well as a reconciliation between the GAAP results and the adjusted results. This press release can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

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